Pricing Supplement to the Prospectus dated July 18, 2016 and the Prospectus Supplement dated July 18, 2016

$250,000,000

iPath® JPY/USD Exchange Rate ETN

The iPath® Exchange-Traded Notes due May 14, 2037 (the “Securities”) are linked to the Japanese yen / U.S. dollar exchange rate, do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the Japanese yen / U.S. dollar exchange rate, an accumulation component and an investor fee.

You may lose some or all of your principal if you invest in the Securities. Any payment on the Securities at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  See “Risk Factors” beginning on page PS-10 of this pricing supplement for risks relating to an investment in the Securities.

The principal terms of the Securities are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Inception Date: May 8, 2007.

CUSIP Number: 06739G851

ISIN: GB00B1WPB282

Underlying Index: The return on the Securities is linked to the performance of the Japanese yen / U.S. dollar exchange rate, which is the number (or fraction) of U.S. dollars that can be purchased for one Japanese yen (the “JPY/USD exchange rate” or the “Index”). We will determine the JPY/USD exchange rate by dividing one by the U.S. dollar / Japanese yen exchange rate and truncating the quotient to ten decimal places. From and including the inception date to and including December 17, 2008, the U.S. dollar / Japanese yen exchange rate is the rate reported each day shortly after 10:00 a.m. on Reuters page 1FED.  Due to the announcement by the Federal Reserve Bank of New York that it would discontinue the publication of foreign exchange rates on December 31, 2008, after December 17, 2008 the U.S. dollar / Japanese yen exchange rate is the rate reported each day on Bloomberg screen USDJPY WMCO Curncy <GO> at approximately 4 p.m., London time, or any successor page. The U.S. dollar / Japanese yen exchange rate is a foreign exchange spot rate that measures the relative values of two currencies, the Japanese yen and the U.S. dollar. When the Japanese yen appreciates relative to the U.S. dollar, the U.S. dollar / Japanese yen exchange rate decreases, the JPY/USD exchange rate increases and the value of the Securities increases; when the Japanese yen depreciates relative to the U.S. dollar, the U.S. dollar / Japanese yen exchange rate increases, the JPY/USD exchange rate decreases and the value of the Securities decreases.

Payment at Maturity: If you hold your Securities to maturity, you will receive a cash payment equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

Secondary Market: We have listed the Securities on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol JYN.  If an active secondary market in the Securities exists, we expect that investors will purchase and sell the Securities primarily in this secondary market.  We are not required to maintain any listing of the Securities on NYSE Arca or any other securities exchange.

Early Redemption: Subject to the notification requirements described in this pricing supplement, you may redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities, you will receive a cash payment in an amount equal to the daily redemption value, which equals (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.  You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

Redemption Mechanics: In order to redeem your Securities on a redemption date, you must deliver a notice of redemption to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the Securities – Redemption Procedures”. If you fail to comply with these procedures, your notice will be deemed ineffective.

Valuation Date: Valuation date means each business day from May 17, 2007 to May 7, 2037, inclusive or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, May 7, 2037, as the “final valuation date”.

Redemption Date: A redemption date is the third business day following each valuation date (other than the final valuation date).  The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Currency Component:  The currency component on any given day will be equal to the JPY/USD exchange rate on that day (or, if such day is not a trading day, the JPY/USD exchange rate on the immediately preceding trading day) divided by the JPY/USD exchange rate on the inception date.

Accumulation Component: The accumulation component will be calculated on a daily basis in the following manner:  The accumulation component on the inception date will equal one.  On each subsequent business day until maturity or early redemption, the accumulation component will equal (1) the accumulation component on the immediately preceding business day times (2) the sum of one plus the product of the deposit rate times the relevant daycount fraction.

Cover Page, continued:

Index Factor: The index factor on any given day will be equal to the currency component on that day times the accumulation component on that day.

Deposit Rate: The deposit rate on any given day will be equal to the Bank of Japan’s uncollateralized overnight call rate, as reported on Reuters page TONAT or any successor page on the immediately preceding business day (the “Mutan rate”), minus 0.25%.  The deposit rate is intended to represent the actual rate that would be paid by a bank on an overnight deposit of Japanese yen.

Investor Fee:  The investor fee is equal to 0.40% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.40% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.  Because the net effect of the investor fee is a fixed percentage of the value of each Security, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each Security and the amount of Securities that are held, as applicable.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the JPY/USD exchange rate may need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption.  If the increase in the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) is insufficient to offset the negative effect of the investor fee, or the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

Daycount Fraction:  The daycount fraction on any business day will be the number of calendar days that have elapsed since the immediately preceding business day divided by 365.

Trading Day: A trading day is a day on which (i) the U.S. dollar / Japanese yen exchange rate is reported on Reuters page 1FED (or, after December 17, 2008, Bloomberg screen USDJPY WMCO Curncy <GO>) or any successor page, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted in the interbank market, in each case as determined by the calculation agent in its sole discretion.

We sold a portion of the Securities on the inception date at 100% of their stated principal amount.  The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent.  Sales of the Securities after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities.  Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent pending

Pricing Supplement dated July 18, 2016

Issued in denominations of $50

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-10
THE INDEX	PS-15
VALUATION OF THE SECURITIES	PS-19
SPECIFIC TERMS OF THE SECURITIES	PS-20
CLEARANCE AND SETTLEMENT	PS-25
USE OF PROCEEDS AND HEDGING	PS-25
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-25
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-29
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1

PROSPECTUS SUPPLEMENT
SUMMARY	S-1
RISK FACTORS	S-7
U.K. BAIL-IN POWER	S-36
TERMS OF THE NOTES	S-39
INTEREST MECHANICS	S-48
TERMS OF THE WARRANTS	S-51
REFERENCE ASSETS	S-58
BENEFIT PLAN INVESTOR CONSIDERATIONS	S-99
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-101
USE OF PROCEEDS AND HEDGING	S-110
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-111
VALIDITY OF SECURITIES	S-131

PROSPECTUS
FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF WARRANTS	23
GLOBAL SECURITIES	35
CLEARANCE AND SETTLEMENT	37
DESCRIPTION OF PREFERENCE SHARES	43
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	49
DESCRIPTION OF SHARE CAPITAL	55
TAX CONSIDERATIONS	57
EMPLOYEE RETIREMENT INCOME SECURITY ACT	77
PLAN OF DISTRIBUTION	79
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	82
WHERE YOU CAN FIND MORE INFORMATION	82
FURTHER INFORMATION	82
VALIDITY OF SECURITIES	83
EXPERTS	83
EXPENSES OF ISSUANCE AND DISTRIBUTION	84

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® Exchange-Traded Notes due May 14, 2037 (the “Securities”) and linked to the Japanese yen / U.S. dollar exchange rate, which is the number (or fraction) of U.S. dollars that can be purchased for one Japanese yen (the “JPY/USD exchange rate” or the “Index”) as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities.  The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated July 18, 2016, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated July 18, 2016, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.  However, we are under no obligation to sell additional Securities at any time and if we do sell additional Securities, we may limit such sales and stop selling additional Securities at any time.

This section summarizes the following aspects of the Securities:

•    What are the Securities and how do they work?

•    How do you redeem your Securities?

•    What are some of the risks of the Securities?

•    Is this the right investment for you?

•    What are the tax consequences?

•    What is the Japanese yen?

•    What does the JPY/USD exchange rate reflect?

•    How do the Securities perform?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt securities and are linked to the performance of the JPY/USD exchange rate. The Securities will be issued in denominations of $50.

The JPY/USD exchange rate is the number (or fraction) of U.S. dollars that can be purchased for one Japanese yen. We will determine the JPY/USD exchange rate by dividing one by the U.S. dollar / Japanese yen exchange rate and truncating the quotient to ten decimal places.  From and including the inception date to and including December 17, 2008, the U.S. dollar / Japanese yen exchange rate is the rate reported each day shortly after 10:00 a.m. on Reuters page 1FED.  Due to the announcement by the Federal Reserve Bank of New York that it would discontinue the publication of foreign exchange rates on December 31, 2008, after December 17, 2008 the U.S. dollar / Japanese yen exchange rate is the rate reported each day on Bloomberg screen USDJPY WMCO Curncy <GO> at approximately 4 p.m., London time, or any successor page. The U.S. dollar / Japanese yen exchange rate is a foreign exchange spot rate that measures the relative values of two currencies, the Japanese yen and the U.S. dollar. When the Japanese yen appreciates relative to the U.S. dollar, the U.S. dollar / Japanese yen exchange rate decreases, the JPY/USD exchange rate increases and the value of the Securities increases; when the Japanese yen depreciates relative to the U.S. dollar, the U.S. dollar / Japanese yen exchange rate increases, the JPY/USD exchange rate decreases and the value of the Securities decreases.

Understanding the Value of the Securities

The “stated principal amount” is $50.00 per Security, which is the initial offering price at which the Securities were sold on the inception date.

The “daily redemption value” is the value of the Securities calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The daily redemption value for each Security on the initial valuation date will equal $50.  On each subsequent calendar day until maturity or early redemption, the daily redemption value for each Security will equal (1) the principal amount of the Securities times (2) the applicable index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

The “intraday indicative value” is intended to provide investors with an approximation of the effect that changes in the performance of the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) during the current trading day would have on the daily redemption value of the Securities from the previous day.  Intraday indicative value differs from the daily redemption value in two important respects.  First, intraday indicative value is based on the most recent published JPY/USD exchange rate and deposit rate, rather than the index factor for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee during the course of the current day.

If you sell your Securities on the secondary market, you will receive the “trading price” for your Securities, which may be substantially above or below the stated principal amount, daily redemption value and/or the intraday indicative value because the trading price reflects investor supply and demand for the Securities.  In addition, if you purchase your Securities at a price which reflects a premium over the daily redemption value, you may experience a significant loss if you sell or redeem your Securities at a time when such premium is no longer present in the market place.

The intraday indicative value is calculated and published by NYSE Euronext (NYSE) or a successor under the ticker symbol JYN.IV.

The performance of the Securities is linked to the performance of the JPY/USD exchange rate less an investor fee. There is no minimum limit to the performance of the JPY/USD exchange rate.  Moreover, the Securities are not principal protected.  Therefore, a decrease in the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) could cause you to lose up to your entire investment in the Securities.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the JPY/USD exchange rate (as enhanced or reduced by the accumulation component)  must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption.  If the value of the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

How Do You Redeem Your Securities?

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps:

•      deliver a notice of redemption, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•      deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•      instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price per Security equal to the applicable daily redemption value, facing Barclays DTC 5101; and

•      cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•      Uncertain Principal Repayment – If the JPY/USD exchange rate decreases or does not increase sufficiently, after accounting for the accumulation component, to offset any negative effect of the investor fee, you may receive less than your original investment in the Securities.

•      Currency Risk – The return on the Securities is linked to the performance of the JPY/USD exchange rate which, in turn, is linked to the values of the U.S. dollar and the Japanese yen.  Currency prices may change unpredictably, affecting the JPY/USD exchange rate and, consequently, the value of your Securities in unforeseeable ways.

•      No Interest Payments – You will not receive any periodic interest payments on the Securities.

•      A Trading Market for the Securities May Not Exist – Although we have listed the Securities on NYSE Arca, a trading market for your Securities may not exist at any time. Certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or on any other exchange.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•      You are willing to accept the risk of fluctuations in currency prices in general and the JPY/USD exchange rate in particular.

•      You believe the value of the Japanese yen relative to the U.S. dollar and/or the accumulation component will increase by an amount sufficient to offset any negative effect of the investor fee during the term of the Securities.

•      You do not seek current income from this investment.

•      You seek an investment with a return linked to the performance of the JPY/USD exchange rate.

•      You do not seek a guaranteed return of principal.

The Securities may not be a suitable investment for you if:

•      You are not willing to be exposed to fluctuations in currency prices in general and the JPY/USD exchange rate in particular.

•      You believe the value of the Japanese yen relative to the U.S. dollar will decrease or will not increase by an amount sufficient to offset any negative effect of the investor fee during the term of the Securities, even after accounting for the accumulation component.

•      You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•      You seek current income from your investment.

•      You seek a guaranteed return of principal.

What Are the Tax Consequences?

In the opinion of Sullivan & Cromwell LLP, pursuant to Revenue Ruling 2008-1, subject to certain assumptions set forth below under “Material U.S. Federal Income Tax Considerations”, your Securities should be treated as debt instruments denominated in Japanese yen that are variable rate debt instruments subject to the original issue discount rules applicable to foreign currency-denominated notes.  Under those rules, you must include original issue discount, or OID, in your gross income for federal income tax purposes as it accrues (regardless of your method of accounting), even though you will not receive cash attributable to that income until the sale, early redemption or maturity of your Securities.  In general, the effect of these rules is that you should be required to accrue an amount of OID with respect to your Securities for each taxable year that is equal to the accumulation component for that year minus the investor fee that accrued in such year.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, see “Material U.S. Federal Income Tax Considerations” in this pricing supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121 of the Financial Industry Regulatory

Authority (“FINRA”).  Consequently, this offering is being conducted in compliance with the provisions of Rule 5121 (or any successor rule thereto).  For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflict of Interest” in the accompanying prospectus supplement.

What is the Japanese Yen?

The Japanese yen is the official currency of Japan.  We have obtained all information in this pricing supplement relating to the Japanese yen and the JPY/USD exchange rate from public sources, without independent verification.

What Does the JPY/USD Exchange Rate Reflect?

The JPY/USD exchange rate is the number (or fraction) of U.S. dollars that can be purchased for one Japanese yen. We will determine the JPY/USD exchange rate by dividing one by the U.S. dollar / Japanese yen exchange rate and truncating the quotient to ten decimal places.  From and including the inception date to and including December 17, 2008, the U.S. dollar / Japanese yen exchange rate is the rate reported each day shortly after 10:00 a.m. on Reuters page 1FED.  Due to the announcement by the Federal Reserve Bank of New York that it would discontinue the publication of foreign exchange rates on December 31, 2008, after December 17, 2008 the U.S. dollar / Japanese yen exchange rate is the rate reported each day on Bloomberg screen USDJPY WMCO Curncy <GO> at approximately 4 p.m., London time, or any successor page.  The U.S. dollar / Japanese yen exchange rate is a foreign exchange spot rate that measures the relative values of two currencies, the Japanese yen and the U.S. dollar. When the Japanese yen appreciates relative to the U.S. dollar, the U.S. dollar /

Japanese yen exchange rate decreases, the JPY/USD exchange rate increases and the value of the Securities increases; when the Japanese yen depreciates relative to the U.S. dollar, the U.S. dollar / Japanese yen exchange rate increases, the JPY/USD exchange rate decreases and the value of the Securities decreases.

How Do the Securities Perform?

Set forth below is an explanation of the steps necessary to calculate the payment on the Securities at maturity or upon redemption.

Step 1:  Calculate the currency component

The currency component on any given day will be equal to the JPY/USD exchange rate on that day (or, If such day is not a trading day, the JPY/USD exchange rate on the immediately preceding trading day) divided by the JPY/USD exchange rate on the inception date.

Step 2:  Calculate the accumulation component

The accumulation component will be calculated on a daily basis in the following manner:  The accumulation component on the inception date will equal one.  On each subsequent business day until maturity or early redemption, the accumulation component will equal (1) the accumulation component on the immediately preceding business day times (2) the sum of one plus the product of the deposit rate times the relevant daycount fraction.

Step 3:  Calculate the index factor

The index factor on any given day will be equal to the currency component on that day times the accumulation component on that day.

Step 4:  Calculate the investor fee

The investor fee is equal to 0.40% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.40% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Step 5:  Calculate the payment

You will receive a cash payment at maturity or upon redemption, as applicable, equal to (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

The performance of the Securities is linked to the performance of the JPY/USD exchange rate less an investor fee. There is no minimum limit to the performance of the JPY/USD exchange rate.  Moreover, the Securities are not principal protected.  Therefore, a decrease in the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) could cause you to lose up to your entire investment in the Securities.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the JPY/USD exchange rate may need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption.  If the increase in the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) is insufficient to offset the negative effect of the investor fee, or the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances. We have included two examples in which the JPY/USD exchange rate has decreased by approximately 60% at maturity, as well as two examples in which the JPY/USD exchange rate has increased by approximately 160% at maturity. These examples also highlight the behavior of the accumulation component in different circumstances. Because the accumulation component is a weighted average measure, the absolute level of the accumulation component will be dependent upon the path taken by the deposit rate during the term of the Securities.  The figures in these examples have been rounded for convenience.  Figures for year end 30 in each example are as of the final valuation date, and given the indicated assumptions, a holder will receive payment in the indicated amount, according to the indicated formula.

The hypothetical examples in this section do not take into account the effects of applicable taxes.  The after-tax return you receive on your Securities will depend on the U.S. tax treatment of your Securities and on your particular circumstances.  Accordingly, the after-tax rate of return of your Securities could be different than the after-tax return of a direct investment in the Index components or the Index.

Assumptions:

Yearly Fee	Days	Principal	Starting JPY/USD Exchange Rate	Starting Deposit Rate

0.40%	365	$50.00	0.0083598061	0.510%

A	B	C	D	E	F	G	H	I
Year	JPY/USD Exchange Rate	Currency Component	Average Deposit Rate	Average Accumulation Component	Index Factor	Yearly Fee	Cumulative Investor Fee	Average Indicative Value
A	B	B/Starting Exchange Rate	D	Running Total of D	C x E	F x Principal x 0.40%	Running Total of G	(Principal x F) - H
0	0.0083598061	1.0000	0.000%	1.0000	100.00%	$0.00	$0.00	$50.00
1	0.0073156638	0.8751	0.210%	1.0021	87.69%	$0.18	$0.18	$43.67
2	0.0073551689	0.8798	0.210%	1.0042	88.35%	$0.18	$0.35	$43.82
3	0.0076353584	0.9133	0.110%	1.0053	91.82%	$0.18	$0.54	$45.37
4	0.0077764393	0.9302	0.070%	1.0060	93.58%	$0.19	$0.72	$46.07
5	0.0074312372	0.8889	0.050%	1.0065	89.47%	$0.18	$0.90	$43.83
6	0.0065015242	0.7777	0.070%	1.0072	78.33%	$0.16	$1.06	$38.11
7	0.0062900165	0.7524	0.170%	1.0089	75.91%	$0.15	$1.21	$36.75
8	0.0066734355	0.7983	0.230%	1.0113	80.73%	$0.16	$1.37	$38.99
9	0.0041313071	0.4942	0.450%	1.0158	50.20%	$0.10	$1.47	$23.63
10	0.0047881539	0.5728	0.700%	1.0229	58.59%	$0.12	$1.59	$27.70
11	0.0042805654	0.5120	1.090%	1.0341	52.95%	$0.11	$1.70	$24.78
12	0.0032539886	0.3892	1.430%	1.0489	40.83%	$0.08	$1.78	$18.64
13	0.0038433191	0.4597	0.860%	1.0579	48.63%	$0.10	$1.87	$22.44
14	0.0024584889	0.2941	1.050%	1.0690	31.44%	$0.06	$1.94	$13.78
15	0.0026409117	0.3159	0.820%	1.0777	34.05%	$0.07	$2.01	$15.02
16	0.0024149003	0.2889	0.340%	1.0814	31.24%	$0.06	$2.07	$13.55
17	0.0024570326	0.2939	0.280%	1.0844	31.87%	$0.06	$2.13	$13.80
18	0.0021378248	0.2557	0.250%	1.0871	27.80%	$0.06	$2.19	$11.71
19	0.0022982747	0.2749	0.090%	1.0881	29.91%	$0.06	$2.25	$12.71
20	0.0027774524	0.3322	0.070%	1.0889	36.18%	$0.07	$2.32	$15.77
21	0.0033809189	0.4044	0.030%	1.0892	44.05%	$0.09	$2.41	$19.62
22	0.0033260449	0.3979	0.010%	1.0893	43.34%	$0.09	$2.49	$19.18
23	0.0032080279	0.3837	0.080%	1.0902	41.84%	$0.08	$2.58	$18.34
24	0.0034626887	0.4142	0.040%	1.0906	45.17%	$0.09	$2.67	$19.92
25	0.0041870926	0.5009	0.020%	1.0908	54.64%	$0.11	$2.78	$24.54
26	0.0029572517	0.3537	0.050%	1.0914	38.61%	$0.08	$2.85	$16.45
27	0.0033901138	0.4055	0.100%	1.0925	44.30%	$0.09	$2.94	$19.21
28	0.0032284864	0.3862	0.060%	1.0931	42.22%	$0.08	$3.03	$18.08
29	0.0031862600	0.3811	0.020%	1.0934	41.67%	$0.08	$3.11	$17.73
30	0.0033805811	0.4044	0.040%	1.0938	44.23%	$0.09	$3.20	$18.92
				Annualized iPath® Indicative Value Return				-3.19%
				Total Return				-62.17%

Hypothetical Examples

A	B	C	D	E	F	G	H	I
Year	JPY/USD Exchange Rate	Currency Component	Average Deposit Rate	Average Accumulation Component	Index Factor	Yearly Fee	Cumulative Investor Fee	Average Indicative Value
A	B	B/Starting Exchange Rate	D	Running Total of D	C x E	F x Principal x 0.40%	Running Total of G	(Principal x F) - H
0	0.0083598061	1.0000	0.000%	1.0000	100.00%	$0.00	$0.00	$50.00
1	0.0073156638	0.8751	0.184%	1.0018	87.67%	$0.18	$0.18	$43.66
2	0.0073551689	0.8798	0.424%	1.0061	88.52%	$0.18	$0.35	$43.91
3	0.0076353584	0.9133	0.480%	1.0109	92.33%	$0.18	$0.54	$45.63
4	0.0077764393	0.9302	0.570%	1.0167	94.57%	$0.19	$0.73	$46.56
5	0.0074312372	0.8889	1.489%	1.0318	91.72%	$0.18	$0.91	$44.95
6	0.0065015242	0.7777	1.357%	1.0458	81.33%	$0.16	$1.07	$39.59
7	0.0062900165	0.7524	0.192%	1.0478	78.84%	$0.16	$1.23	$38.19
8	0.0066734355	0.7983	0.019%	1.0480	83.66%	$0.17	$1.40	$40.43
9	0.0041313071	0.4942	0.080%	1.0489	51.83%	$0.10	$1.50	$24.42
10	0.0047881539	0.5728	-0.079%	1.0480	60.03%	$0.12	$1.62	$28.39
11	0.0042805654	0.5120	-0.082%	1.0472	53.62%	$0.11	$1.73	$25.08
12	0.0032539886	0.3892	-0.151%	1.0456	40.70%	$0.08	$1.81	$18.54
13	0.0038433191	0.4597	4.730%	1.0950	50.34%	$0.10	$1.91	$23.26
14	0.0024584889	0.2941	6.562%	1.1669	34.32%	$0.07	$1.98	$15.18
15	0.0026409117	0.3159	5.760%	1.2341	38.99%	$0.08	$2.06	$17.44
16	0.0024149003	0.2889	8.693%	1.3414	38.75%	$0.08	$2.13	$17.24
17	0.0024570326	0.2939	8.146%	1.4507	42.64%	$0.09	$2.22	$19.10
18	0.0021378248	0.2557	5.000%	1.5232	38.95%	$0.08	$2.30	$17.18
19	0.0022982747	0.2749	3.550%	1.5773	43.36%	$0.09	$2.38	$19.30
20	0.0027774524	0.3322	4.616%	1.6501	54.82%	$0.11	$2.49	$24.92
21	0.0033809189	0.4044	1.983%	1.6828	68.06%	$0.14	$2.63	$31.40
22	0.0033260449	0.3979	3.801%	1.7468	69.50%	$0.14	$2.77	$31.98
23	0.0032080279	0.3837	1.208%	1.7679	67.84%	$0.14	$2.90	$31.02
24	0.0034626887	0.4142	2.274%	1.8081	74.89%	$0.15	$3.05	$34.39
25	0.0041870926	0.5009	4.729%	1.8936	94.84%	$0.19	$3.24	$44.18
26	0.0029572517	0.3537	10.042%	2.0837	73.71%	$0.15	$3.39	$33.46
27	0.0033901138	0.4055	11.730%	2.3281	94.41%	$0.19	$3.58	$43.63
28	0.0032284864	0.3862	9.873%	2.5580	98.79%	$0.20	$3.78	$45.62
29	0.0031862600	0.3811	3.976%	2.6597	101.37%	$0.20	$3.98	$46.71
30	0.0033805811	0.4044	2.654%	2.7303	110.41%	$0.22	$4.20	$51.00
				Annualized iPath® Indicative Value Return				0.07%
				Total Return				2.01%

Hypothetical Examples

A	B	C	D	E	F	G	H	I
Year	JPY/USD Exchange Rate	Currency Component	Average Deposit Rate	Average Accumulation Component	Index Factor	Yearly Fee	Cumulative Investor Fee	Average Indicative Value
A	B	B/Starting Exchange Rate	D	Running Total of D	C x E	F x Principal x 0.40%	Running Total of G	(Principal x F) - H
0	0.0083598061	1.0000	0.000%	1.0000	100.00%	$0.00	$0.00	$50.00
1	0.0074870131	0.8956	0.210%	1.0021	89.75%	$0.18	$0.18	$44.69
2	0.0069695516	0.8337	0.210%	1.0042	83.72%	$0.17	$0.35	$41.51
3	0.0077624018	0.9285	0.110%	1.0053	93.35%	$0.19	$0.53	$46.14
4	0.0104703229	1.2525	0.070%	1.0060	126.00%	$0.25	$0.79	$62.21
5	0.0100347265	1.2004	0.050%	1.0065	120.82%	$0.24	$1.03	$59.38
6	0.0130178814	1.5572	0.070%	1.0072	156.84%	$0.31	$1.34	$77.08
7	0.0131721003	1.5756	0.170%	1.0089	158.97%	$0.32	$1.66	$77.83
8	0.0165251045	1.9767	0.230%	1.0113	199.90%	$0.40	$2.06	$97.89
9	0.0176715308	2.1139	0.450%	1.0158	214.73%	$0.43	$2.49	$104.88
10	0.0150809236	1.8040	0.700%	1.0229	184.53%	$0.37	$2.86	$89.41
11	0.0139191487	1.6650	1.090%	1.0341	172.17%	$0.34	$3.20	$82.88
12	0.0136026166	1.6271	1.430%	1.0489	170.66%	$0.34	$3.54	$81.79
13	0.0163952430	1.9612	0.860%	1.0579	207.47%	$0.41	$3.96	$99.78
14	0.0189785128	2.2702	1.050%	1.0690	242.68%	$0.49	$4.44	$116.90
15	0.0156576578	1.8730	0.820%	1.0777	201.86%	$0.40	$4.85	$96.08
16	0.0186408550	2.2298	0.340%	1.0814	241.13%	$0.48	$5.33	$115.24
17	0.0148746584	1.7793	0.280%	1.0844	192.95%	$0.39	$5.72	$90.76
18	0.0189913505	2.2717	0.250%	1.0871	246.97%	$0.49	$6.21	$117.28
19	0.0190949262	2.2841	0.090%	1.0881	248.54%	$0.50	$6.71	$117.57
20	0.0166124502	1.9872	0.070%	1.0889	216.38%	$0.43	$7.14	$101.05
21	0.0129208320	1.5456	0.030%	1.0892	168.35%	$0.34	$7.48	$76.70
22	0.0171761226	2.0546	0.010%	1.0893	223.81%	$0.45	$7.92	$103.98
23	0.0237596227	2.8421	0.080%	1.0902	309.85%	$0.62	$8.54	$146.38
24	0.0194749861	2.3296	0.040%	1.0906	254.07%	$0.51	$9.05	$117.99
25	0.0174970934	2.0930	0.020%	1.0908	228.32%	$0.46	$9.51	$104.65
26	0.0195745113	2.3415	0.050%	1.0914	255.55%	$0.51	$10.02	$117.76
27	0.0298499596	3.5707	0.100%	1.0925	390.09%	$0.78	$10.80	$184.25
28	0.0282491324	3.3792	0.060%	1.0931	369.39%	$0.74	$11.54	$173.16
29	0.0309949626	3.7076	0.020%	1.0934	405.38%	$0.81	$12.35	$190.34
30	0.0219352280	2.6239	0.040%	1.0938	287.00%	$0.57	$12.92	$130.58
				Annualized iPath® Indicative Value Return				3.25%
				Total Return				161.16%

Hypothetical Examples

A	B	C	D	E	F	G	H	I
Year	JPY/USD Exchange Rate	Currency Component	Average Deposit Rate	Average Accumulation Component	Index Factor	Yearly Fee	Cumulative Investor Fee	Average Indicative Value
A	B	B/Starting Exchange Rate	D	Running Total of D	C x E	F x Principal x 0.40%	Running Total of G	(Principal x F) - H
0	0.0083598061	1.0000	0.000%	1.0000	100.00%	$0.00	$0.00	$50.00
1	0.0074870131	0.8956	0.184%	1.0018	89.72%	$0.18	$0.18	$44.68
2	0.0069695516	0.8337	0.424%	1.0061	83.88%	$0.17	$0.35	$41.59
3	0.0077624018	0.9285	0.480%	1.0109	93.87%	$0.19	$0.53	$46.40
4	0.0104703229	1.2525	0.570%	1.0167	127.33%	$0.25	$0.79	$62.88
5	0.0100347265	1.2004	1.489%	1.0318	123.85%	$0.25	$1.04	$60.89
6	0.0130178814	1.5572	1.357%	1.0458	162.85%	$0.33	$1.36	$80.06
7	0.0131721003	1.5756	0.192%	1.0478	165.10%	$0.33	$1.69	$80.86
8	0.0165251045	1.9767	0.019%	1.0480	207.17%	$0.41	$2.11	$101.48
9	0.0176715308	2.1139	0.080%	1.0489	221.72%	$0.44	$2.55	$108.31
10	0.0150809236	1.8040	-0.079%	1.0480	189.06%	$0.38	$2.93	$91.60
11	0.0139191487	1.6650	-0.082%	1.0472	174.35%	$0.35	$3.28	$83.90
12	0.0136026166	1.6271	-0.151%	1.0456	170.13%	$0.34	$3.62	$81.45
13	0.0163952430	1.9612	4.730%	1.0950	214.76%	$0.43	$4.05	$103.33
14	0.0189785128	2.2702	6.562%	1.1669	264.91%	$0.53	$4.58	$127.88
15	0.0156576578	1.8730	5.760%	1.2341	231.15%	$0.46	$5.04	$110.53
16	0.0186408550	2.2298	8.693%	1.3414	299.11%	$0.60	$5.64	$143.92
17	0.0148746584	1.7793	8.146%	1.4507	258.12%	$0.52	$6.15	$122.91
18	0.0189913505	2.2717	5.000%	1.5232	346.03%	$0.69	$6.85	$166.17
19	0.0190949262	2.2841	3.550%	1.5773	360.27%	$0.72	$7.57	$172.57
20	0.0166124502	1.9872	4.616%	1.6501	327.90%	$0.66	$8.22	$155.73
21	0.0129208320	1.5456	1.983%	1.6828	260.09%	$0.52	$8.74	$121.30
22	0.0171761226	2.0546	3.801%	1.7468	358.89%	$0.72	$9.46	$169.98
23	0.0237596227	2.8421	1.208%	1.7679	502.45%	$1.00	$10.47	$240.76
24	0.0194749861	2.3296	2.274%	1.8081	421.21%	$0.84	$11.31	$199.30
25	0.0174970934	2.0930	4.729%	1.8936	396.32%	$0.79	$12.10	$186.06
26	0.0195745113	2.3415	10.042%	2.0837	487.90%	$0.98	$13.08	$230.87
27	0.0298499596	3.5707	11.730%	2.3281	831.30%	$1.66	$14.74	$400.91
28	0.0282491324	3.3792	9.873%	2.5580	864.39%	$1.73	$16.47	$415.73
29	0.0309949626	3.7076	3.976%	2.6597	986.12%	$1.97	$18.44	$474.62
30	0.0219352280	2.6239	2.654%	2.7303	716.40%	$1.43	$19.87	$338.33
				Annualized iPath® Indicative Value Return				6.58%
				Total Return				576.66%

RISK FACTORS

The Securities are unsecured promises of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the JPY/USD exchange rate, which is the number (or fraction) of U.S. dollars that can be purchased for one Japanese yen. We will determine the JPY/USD exchange rate by dividing one by the U.S. dollar / Japanese yen exchange rate and truncating the quotient to ten decimal places. From and including the inception date to and including December 17, 2008, the U.S. dollar / Japanese yen exchange rate is the rate reported each day shortly after 10:00 a.m. on Reuters page 1FED. Due to the announcement by the Federal Reserve Bank of New York that it will discontinue the publication of foreign exchange rates on December 31, 2008, after December 17, 2008 the U.S. dollar / Japanese yen exchange rate will be the rate reported each day on Bloomberg screen USDJPY WMCO Curncy <GO> at approximately 4 p.m., London time, or any successor page. Investing in the Securities is not equivalent to investing directly in the U.S. dollar, the Japanese yen or other securities or future contracts linked to the U.S. dollar / Japanese yen exchange rate.  See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

You should also consider the tax consequences of investing in the Securities, significant aspects of which are uncertain. See “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Even If the Value of the JPY/USD Exchange Rate at Maturity or Upon Redemption Is Greater than It Was on the Inception Date, You May Receive Less than the Principal Amount of Your Securities

The performance of the Securities is linked to the performance of the JPY/USD exchange rate less an investor fee.  There is no minimum limit to the performance of the JPY/USD exchange rate.  Moreover, the Securities are not principal protected.  Therefore, a decrease in the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) could cause you to lose up to your entire investment.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon redemption, the JPY/USD exchange rate may need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption.  If the increase in the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) is insufficient to offset the negative effect of the investor fee, or the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

You Will Not Benefit from any Increase in the JPY/USD Exchange Rate if Such Increase Is Not Reflected in the JPY/USD Exchange Rate on the Applicable Valuation Date

If the positive effect of any increase in the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) is insufficient to offset the negative effect of the investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon redemption.  This will be true even if the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee.

There Are Restrictions on the Minimum Number of Securities You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. You may only redeem your Securities on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the Securities – Redemption Procedures” for more information.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally changes in the JPY/USD exchange rate will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•      the time remaining to the maturity of the Securities;

•      supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional Securities or to cease or suspend sales of Securities from inventory;

•      interest rates, especially the Mutan rate;

•      the volatility of the JPY/USD exchange rate;

•      economic, financial, political, regulatory, geographical or judicial events that affect the JPY/USD exchange rate; or

•      the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

The JPY/USD Exchange Rate Will be Influenced by Unpredictable Factors

The JPY/USD exchange rate is a result of the supply of, and demand for, each currency.  Changes in the JPY/USD exchange rate may result from the interactions of many factors including economic, financial, social and political conditions in Japan and the United States.  These conditions include, for example, the overall growth and performance of the economies of the United States and Japan, the trade and current account balance between the United States and Japan, inflation, interest rate levels, the performance of stock markets in the United States and Japan, the stability of the United States and Japanese governments and banking systems, wars in which the United States or Japan is directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States or Japan, and other foreseeable and unforeseeable events.

Certain relevant information relating to Japan may not be as well known or as rapidly or thoroughly reported in the United States as compared to United States developments.  Prospective purchasers of the Securities should be aware of the possible lack of availability of important information that can affect the value of the Japanese yen in relation to the U.S. dollar and must be prepared to make special efforts to obtain such information on a timely basis.

The Liquidity, Trading Value and Amounts Payable Under the Securities Could be Affected by the Actions of the U.S. and Japanese Governments

Exchange rates of most economically developed nations, including the United States and Japan, are “floating,” meaning that they are permitted to fluctuate in value relative to other currencies.  However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces.  Governments, including the U.S. and Japanese governments, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the Securities is that their liquidity, trading value and amounts payable could be affected by the actions of the U.S. or Japanese governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no adjustment or change in the terms of the Securities in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Japanese yen, the U.S. dollar or any other currency.

Even Though the U.S. Dollar and the Japanese Yen Are Traded Around-the-Clock, the Securities Will Trade Only During Regular Trading Hours in the United States

The interbank market for the U.S. dollar and the Japanese yen is a global, around-the-clock market.  We have listed the Securities on NYSE Arca and the Securities trade only during the hours that NYSE Arca is open.  To the extent that NYSE Arca is closed while the markets for the U.S. dollar and the Japanese remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Securities.

Foreign Exchange Rate Information May Not Be Readily Available

There is no systematic reporting of last-sale information for foreign currencies.  Reasonable current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the JPY/USD exchange rate relevant for determining the value of the Securities.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Historical Levels of the JPY/USD Exchange Rate Should Not Be Taken as an Indication of the Future Performance of the JPY/USD Exchange Rate During the Term of the Securities

It is impossible to predict whether the JPY/USD exchange rate will rise or fall. The actual performance of the JPY/USD exchange rate over the term of the Securities, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical level of the JPY/USD exchange rate.

Changes in the Mutan Rate May Affect the Value of Your Securities

Because the value of the Securities is linked, in part, to the Mutan rate, changes in that rate will affect the amount payable on your Securities at maturity or upon redemption and, therefore, the market value of your Securities.  Assuming the level of the JPY/USD exchange rate remains constant, an increase in the Mutan rate will increase the value of your Securities, while a decrease in the rate will decrease the value of your Securities.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

Owning the Securities Is Not the Same as Owning Japanese Yen

The return on your Securities will not reflect the return you would realize if you actually purchased Japanese yen and converted them into U.S. dollars on the applicable valuation date.  The JPY/USD exchange rate is calculated by reference to the Japanese yen relative to the U.S. dollar without taking into consideration the value of the Japanese yen relative to other currencies or in other markets.

You Will Not Receive Interest Payments on the Securities or Have the Right to Receive Japanese Yen

You will not receive any periodic interest payments on the Securities. Your Securities will be paid in U.S. dollars, and you will have no right to receive delivery of Japanese yen.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the Securities on NYSE Arca, there can be no assurance that a secondary market for the Securities will exist at any time.  Even if there is a secondary market for the Securities, whether as a result of any listing of the Securities or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your Securities easily.

Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.

We are not required to maintain any listing of the Securities on NYSE Arca or on any other securities exchange.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the U.S. Dollar, the Japanese Yen or the JPY/USD Exchange Rate May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing U.S. dollars or Japanese yen, futures or options on U.S. dollars or Japanese yen or the U.S. dollar / Japanese yen exchange rate, or other derivative instruments with returns linked to the performance of the U.S. dollar or Japanese yen or the U.S. dollar / Japanese yen exchange rate, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may affect the market price of the U.S. dollar or the Japanese yen and the U.S. dollar / Japanese yen exchange rate.  Because the JPY/USD exchange rate is derived from the U.S. dollar / Japanese yen exchange rate, any of these activities may also adversely affect the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in U.S. dollars or Japanese yen, futures or options on U.S dollars or

Japanese yen, and other investments relating to the U.S. dollar or the Japanese yen or the U.S. dollar / Japanese yen exchange rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the U.S. dollar or the Japanese yen or the level of the U.S. dollar / Japanese yen exchange rate and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the Securities on the inception date, and the remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent.  Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities.  Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities.  While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

The Securities May Trade at a Substantial Premium to or Discount from the Daily Redemption Value and/or Intraday Indicative Value

The Securities may trade at a substantial premium to or discount from the daily redemption value and/or the intraday indicative value.  The daily redemption value is the value of the Securities calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The intraday indicative value is meant to approximate on an intraday basis the component of the Security’s value that is attributable to the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) and is provided for reference purposes only.  If you sell your Securities on the secondary market, you will receive the market price for your Securities, which may be substantially above or below the daily redemption value and/or intraday indicative value.  In addition, if you purchase your Securities at a price which reflects a premium over the daily redemption value, you may experience a significant loss if you sell or redeem your Securities at a time when such premium is no longer present in the market place.

We Have No Obligation to Issue Additional Securities, and We May Cease or Suspend Sales of the Securities

As further described in the accompanying prospectus supplement under “Summary—Medium-Term Notes—Amounts That We May Issue” on page S-4 and “Summary—Medium-Term Notes—Reissuances or Reopened Issues” on page S-4, we have the right, but not the obligation, to issue additional Securities once the initial distribution is complete.  We also reserve the right to cease or suspend sales of the Securities from inventory held by our affiliate Barclays Capital Inc. at any time after the inception date. If we choose not to issue additional Securities or to cease or suspend sales of the Securities from inventory, this will impact supply and demand for the Securities and may impact the liquidity and price of the Securities in the secondary market.  As a result, if you buy or sell your Securities on the secondary market, the price that you pay or receive may be higher or lower than if we had decided to issue additional Securities or not to cease or suspend sales of the Securities from inventory at that time.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the Securities. As noted above, we and our affiliates expect to engage in trading activities related to U.S. dollars or Japanese yen, futures or options on U.S. dollars or Japanese yen or the U.S. dollar / Japanese yen exchange rate, or other derivative instruments with returns linked to the performance of the U.S. dollar or the Japanese yen or the U.S. dollar / Japanese yen exchange rate that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the JPY/USD exchange rate, could be adverse to the interests of the holders of the Securities. Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to the JPY/USD exchange rate and currencies generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the U.S. dollar or the Japanese yen and the U.S. dollar / Japanese yen exchange rate.  Because the JPY/USD exchange rate is derived from the U.S. dollar / Japanese yen exchange rate, truncating the quotient to ten decimal places, any of these activities may also adversely affect the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Redemption

As the payment at maturity or upon redemption is a function of, among other things, the applicable index factor on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable index factor and, accordingly, decrease the payment you receive at maturity or upon redemption.

THE INDEX

The JPY/USD exchange rate is the number (or fraction) of U.S. dollars that can be purchased for one Japanese yen. We will determine the

JPY/USD exchange rate by dividing one by the U.S. dollar / Japanese yen exchange rate and truncating the quotient to ten decimal places. From and including the inception date to and including December 17, 2008, the U.S. dollar / Japanese yen exchange rate is the rate reported each day shortly after 10:00 a.m. on Reuters page 1FED. Due to the announcement by the Federal Reserve Bank of New York that it would discontinue the publication of foreign exchange rates on December 31, 2008, after December 17, 2008 the U.S. dollar / Japanese yen exchange rate is the rate reported each day on Bloomberg screen USDJPY WMCO Curncy <GO> at approximately 4 p.m., London time, or any successor page,.  We have obtained all information about the U.S. dollar / Japanese yen exchange rate from public sources, without independent verification.

The U.S. dollar / Japanese yen exchange rate is a foreign exchange spot rate that measures the relative values of two currencies, the Japanese yen and the U.S. dollar. Whereas the JPY/USD exchange rate represents the number (or fraction) of U.S. dollars that can purchased for one Japanese yen, the U.S. dollar / Japanese yen exchange rate represents the number or (fraction) of Japanese yen that can be purchased for one U.S. dollar. When the Japanese yen appreciates relative to the U.S. dollar, the U.S. dollar / Japanese yen exchange rate decreases, the JPY/USD exchange rate increases and the value of the Securities increases; when the Japanese yen depreciates relative to the U.S. dollar, the U.S. dollar / Japanese yen exchange rate increases, the JPY/USD exchange rate decreases and the value of the Securities decreases.

U.S. dollars and Japanese yen are traded by all major foreign exchange traders around the world.  The following table presents the level of the JPY/USD exchange rate at the end of each month since January 2000 (calculated in the manner described above).  We obtained the information set forth below on the level of the JPY/USD exchange rate through December 17, 2008 from the Federal Reserve Bank of New York without independent verification. For all dates following December 17, 2008 we obtained the information set forth below from Bloomberg screen USDJPY WMCO Curncy <GO>, without independent verification. You should not take the historical JPY/USD exchange rate as an indication of future performance.

January 31, 2000	0.0093712
February 29, 2000	0.0091025
March 31, 2000	0.0097466
April 28, 2000	0.0092807
May 31, 2000	0.0093058
June 30, 2000	0.0094913
July 31, 2000	0.0091383
August 31, 2000	0.009395
September 29, 2000	0.0092336
October 31, 2000	0.0091609
November 30, 2000	0.0090179
December 29, 2000	0.0087123
January 31, 2001	0.0086044
February 28, 2001	0.008523
March 30, 2001	0.0079853
April 30, 2001	0.0080841
May 31, 2001	0.0084246
June 29, 2001	0.008047
July 31, 2001	0.0080154
August 31, 2001	0.0084104
September 28, 2001	0.00839
October 31, 2001	0.0081639
November 30, 2001	0.0081149
December 31, 2001	0.0076383
January 31, 2002	0.0074929
February 28, 2002	0.0074683
March 29, 2002	0.0075477
April 30, 2002	0.0077979
May 31, 2002	0.0080684
June 28, 2002	0.0084048
July 31, 2002	0.0083292

August 30, 2002	0.008461
September 30, 2002	0.0082386
October 31, 2002	0.0081693
November 29, 2002	0.0081639
December 31, 2002	0.0084232
January 31, 2003	0.0083445
February 28, 2003	0.0084631
March 31, 2003	0.0084338
April 30, 2003	0.0083703
May 30, 2003	0.0083801
June 30, 2003	0.0083264
July 31, 2003	0.0083132
August 29, 2003	0.0085874
September 30, 2003	0.009067
October 31, 2003	0.0091316
November 28, 2003	0.0091358
December 31, 2003	0.0093414
January 30, 2004	0.0094518
February 27, 2004	0.0091617
March 31, 2004	0.0096117
April 30, 2004	0.0090777
May 31, 2004	0.0090604
June 30, 2004	0.0091827
July 30, 2004	0.0089759
August 31, 2004	0.0090984
September 30, 2004	0.0090506
October 29, 2004	0.0094286
November 30, 2004	0.0097447
December 31, 2004	0.0097704
January 31, 2005	0.0096674
February 28, 2005	0.0095951
March 31, 2005	0.0093598
April 29, 2005	0.0095283
May 31, 2005	0.0092584
June 30, 2005	0.0090236
July 29, 2005	0.0089206
August 31, 2005	0.0089734
September 30, 2005	0.0088246
October 31, 2005	0.0086014
November 30, 2005	0.0083668
December 30, 2005	0.0084846
January 31, 2006	0.008531
February 28, 2006	0.0086118
March 31, 2006	0.0084774
April 28, 2006	0.008765
May 31, 2006	0.0089127
June 30, 2006	0.0087535
July 31, 2006	0.0087458
August 31, 2006	0.0085419
September 29, 2006	0.0084674

October 31, 2006	0.0084991
November 30, 2006	0.0086155
December 29, 2006	0.0084019
January 31, 2007	0.0082291
February 28, 2007	0.0084588
March 30, 2007	0.0084588
April 30, 2007	0.0083654
May 31, 2007	0.0082142
June 29, 2007	0.0081037
July 31, 2007	0.0083822
August 31, 2007	0.0086014
September 28, 2007	0.0086775
October 31, 2007	0.0086715
November 30, 2007	0.0090179
December 31, 2007	0.008967
January 31, 2008	0.0094357
February 29, 2008	0.0096163
March 31, 2008	0.0100462
April 30, 2008	0.0095566
May 30, 2008	0.0094724
June 30, 2008	0.0094518
July 31, 2008	0.0092678
August 29, 2008	0.0091844
September 30, 2008	0.0095003
October 31, 2008	0.0101802
November 30, 2008	0.0104690
December 31, 2008	0.0110314
January 30, 2009	0.0111346
February 27, 2009	0.0102197
March 31, 2009	0.0101245
April 30, 2009	0.0101636
May 29, 2009	0.0104756
June 30, 2009	0.0103638
July 31, 2009	0.0105053
August 31, 2009	0.0107805
September 30, 2009	0.0111682
October 30, 2009	0.0110473
November 30, 2009	0.0116090
December 31, 2009	0.0107411
January 29, 2010	0.0110314
February 26, 2010	0.0112537
March 31, 2010	0.0107021
April 30, 2010	0.0106372
May 31, 2010	0.0109842
June 30, 2010	0.0113007
July 30, 2010	0.0115393
August 31, 2010	0.0119090
September 30, 2010	0.0119703
October 29, 2010	0.0124146
November 30, 2010	0.0119374

December 31, 2010	0.0123289
January 31, 2011	0.0122055
February 28, 2011	0.0122055
March 31, 2011	0.0120656
April 29, 2011	0.0123244
May 31, 2011	0.0123092
June 30, 2011	0.0123824
July 29, 2011	0.0129550
August 31, 2011	0.0130770
September 30, 2011	0.0129735
October 31, 2011	0.0128238
November 30, 2011	0.0128816
December 30, 2011	0.0129971
January 30, 2012	0.0130907
February 29, 2012	0.0123548
March 30, 2012	0.0121521
April 30, 2012	0.0125235
May 31, 2012	0.0127518
June 29, 2012	0.0125329
July 31, 2012	0.0128041
August 31, 2012	0.0127714
September 28, 2012	0.0128535
October 31, 2012	0.0125109
November 30, 2012	0.0121256
December 31, 2012	0.0115654
January 31, 2013	0.0109577
February 28, 2013	0.0108389
March 28, 2013	0.0106360
April 30, 2013	0.0102659
May 31, 2013	0.0099034
June 28, 2013	0.0100669
July 31, 2013	0.0101673
August 30, 2013	0.0101921
September 30, 2013	0.0101911
October 31, 2013	0.0101926

November 29, 2013	0.0097690
December 31, 2013	0.0095143
January 31, 2014	0.0098054
February 28, 2014	0.0097977
March 31, 2014	0.0097102
April 30, 2014	0.0097895
May 30, 2014	0.0098285
June 30, 2014	0.0098712
July 31, 2014	0.0097243
August 29, 2014	0.0096260
September 30, 2014	0.0091162
October 31, 2014	0.0089202
November 28, 2014	0.0084257
December 31, 2014	0.0083406
January 30, 2015	0.0085132
February 27, 2015	0.0083651
March 31, 2015	0.0083385
April 30, 2015	0.0083563
May 29, 2015	0.0080583
June 30, 2015	0.0081723
July 31, 2015	0.0080714
August 31, 2015	0.0082518
September 30, 2015	0.0083497
October 30, 2015	0.0082867
November 30, 2015	0.0081116
December 31, 2015	0.0083129
January 29, 2016	0.0082600
February 29, 2016	0.0088594
March 31, 2016	0.0088972
April 29, 2016	0.0093462
May 31, 2016	0.0090167
June 30, 2016	0.0097475

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following graph illustrates the hypothetical performance of the index factor over the period from January 3, 2000 to June 30, 2016, as if the inception date had been January 3, 2000. The graph uses data for the JPY/USD exchange rate and the Mutan rate for that period.  We obtained the level of the JPY/USD exchange rate through December 17, 2008 from the Federal Reserve Bank of New York without independent verification. For all dates following December 17, 2008 we obtained the level of the JPY/USD exchange rate from Bloomberg screen USDJPY WMCO Curncy <GO>, without independent verification.  As described in this pricing supplement, the index factor on any given day will be equal to the currency component on that day times the accumulation component on that day.  The hypothetical performance of the index factor in the following graph should be not interpreted as an indication of the actual or expected performance of the index factor for purposes of the Securities.  Moreover, the performance of the index factor alone does not reflect the effect of the investor fee, which will reduce the value of the Securities.

Hypothetical Performance of the Index Factor

January 3, 2000 - June 30, 2016

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally changes in the JPY/USD exchange rate will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, interest rates (including especially the Mutan rate), economic, financial, political, regulatory, geographical or judicial events that affect the JPY/USD exchange rate as well as the perceived creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Intraday Indicative Value

An “intraday indicative value” meant to approximate changes in the value of the Securities during the current trading day by reference to the Index, is published for reference purposes only.

The intraday indicative value is intended to provide investors with an approximation of the effect that changes in the performance of the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) during the current trading day would have on the daily redemption value of the Securities from the previous day.  Intraday indicative value differs from the daily redemption value in two important respects.  First, intraday indicative value is based on the most recent published JPY/USD exchange rate and deposit rate, rather than the Index Factor for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee during the course of the current day.

The intraday indicative value is published as a convenience for reference purposes only and does not represent the actual trading price of the Securities, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

The intraday indicative value is calculated and published by NYSE Euronext (NYSE) or a successor under the ticker symbol JYN.IV.

In connection with your Securities, we use the term “intraday indicative value” to refer to the value at a given time on any trading day determined based on the following equation:

Intraday Indicative Value = Principal Amount x (Current Currency Component x Current Accumulation Component) -  Current Investor Fee

where:

Principal Amount per Security = $50;

Current Currency Component = The most recent calculation of the currency component, determined as described in this pricing supplement;

Current Accumulation Component = The most recent calculation of the accumulation component, determined as described in this pricing supplement; and

Current Investor Fee = The most recent daily calculation of the investor fee with respect to your Securities, determined as described in this pricing supplement (which, during any trading day, will be the investor fee determined on the preceding calendar day).

NYSE is not affiliated with Barclays Bank PLC and do not approve, endorse, review or recommend Barclays Bank PLC or the Securities.

The intraday indicative value will be derived from sources deemed reliable, but NYSE and its suppliers do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with any series of Securities. NYSE makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the Securities, or any other person or entity from the use of the intraday indicative value or any data included therein. NYSE makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value or any data included therein.

NYSE, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of NYSE, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday indicative value of the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. NYSE shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday indicative value, from whatever cause. NYSE is not responsible for the selection of or use of any Index or any series of the Securities, the accuracy and adequacy of any Index or information used by Barclays Bank PLC and the resultant output thereof.

The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities.  The actual trading price of the Securities in the secondary market may vary significantly from their intraday indicative value.  See “Risk Factors—Risks Relating to Liquidity and the Secondary Market—The Securities May Trade at a Substantial Premium to or Discount from the Intraday Indicative Value” in this pricing supplement.

Furthermore, as the intraday indicative value is calculated using the daily redemption value on the immediately preceding calendar day, the intraday indicative value published at any time during a given trading day will not reflect the investor fee that may have accrued over the course of such trading day.  Published Index levels may occasionally be subject to delay or postponement.  Any such delays or postponements will affect the current Index level and therefore the intraday indicative value of your Securities.  The actual trading price of the Securities may be different from their intraday indicative value.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Debt Securities – Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series

A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, (the “indenture”) between Barclays Bank PLC and The Bank of New York Mellon, as trustee, (the “trustee”) from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all medium-term notes are described in “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all currency-linked notes are described in “Reference Assets – Currency Exchange Rates” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

We will offer the Securities in denominations of $50.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment at maturity that is linked to the percentage change in the JPY/USD exchange rate between the inception date and the final valuation date. Your cash payment at maturity will be equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

The currency component on any given day will be equal to the JPY/USD exchange rate on that day (or, if such day is not a trading day, the JPY/USD exchange rate on the immediately preceding trading day) divided by the JPY/USD exchange rate on the inception date.

The JPY/USD exchange rate on any given day will be determined by dividing one by the U.S. dollar / Japanese yen exchange rate and truncating the quotient to ten decimal places. From and including the inception date to and including December 17, 2008, the U.S. dollar / Japanese yen exchange rate is the rate reported each day shortly after 10:00 a.m. on Reuters page 1FED. Due to the announcement by the Federal Reserve Bank of New York that it will discontinue the publication of foreign exchange rates on December 31, 2008, after December 17, 2008 the U.S. dollar / Japanese yen exchange rate will be the rate reported each day on Bloomberg screen USDJPY WMCO Curncy <GO> at approximately 4 p.m., London time, or any successor page.

The accumulation component will be calculated on a daily basis in the following manner:  The accumulation component on the inception date will equal one.  On each subsequent business day until maturity or early redemption, the accumulation component will equal (1) the accumulation component on the immediately preceding business day times (2) the sum of one plus the product of the deposit rate times the relevant daycount fraction.

The index factor on any given day will be equal to the currency component on that day times the accumulation component on that day.  The deposit rate on any given day is the Mutan rate minus 0.25%.  The deposit rate is intended to represent the actual rate that would be paid by a bank on an overnight deposit of Japanese yen.

The daycount fraction on any business day will be the number of calendar days that have elapsed since the immediately preceding business day divided by 365.

The investor fee is equal to 0.40% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.40% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.  Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the JPY/USD exchange rate (as enhanced or reduced by the accumulation component) decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described below), then the maturity date will be the fifth business day following the final valuation date.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Redemption

Prior to maturity, you may, subject to certain restrictions, choose to redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities on a particular redemption date, you will receive a cash payment on such date in an amount equal to the daily redemption value, which equals (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.  You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.  We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities.  Any such reduction will be applied on a consistent basis for all holders of Securities at the time the reduction becomes effective.

A valuation date is each business day from May 17, 2007 to May 7, 2037, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days.  We refer to Thursday, May 7, 2037 as the “final valuation date”.

A redemption date is the third business day following a valuation date (other than the final valuation date).  The final redemption date will be the third business day following the valuation date immediately prior to the final valuation date.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your Securities on any redemption date. To redeem your Securities, you must instruct your broker or other person with whom you hold your Securities to take the following steps:

•      deliver a notice of redemption, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•      deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•      instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable daily redemption value, facing Barclays DTC 5101; and

•      cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the daily redemption value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below the most recent intraday indicative value or daily redemption value of your Securities at the time when you submit your redemption notice.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “– Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities – Modification and Waiver” and “– Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Securities on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•      the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•      the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•      no quotation of the kind referred to above is obtained, or

•      every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•      A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•      P-1 or higher by Moody’s Investors Service, or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. If there is substantial demand for the Securities, we may issue additional Securities frequently.  We may consolidate the additional securities to form a single class with the outstanding Securities.  However, we are under no obligation issue additional Securities.  We also reserve the right to cease or suspend sales of Securities from inventory held by our affiliate Barclays Capital Inc. at any time.

Note Market Disruption Events

A valuation date may be postponed and thus the determination of the Index levels may be postponed if the calculation agent determines that, on the respective date, a market disruption event has occurred or is continuing in respect of the Index.

Any of the following will be a market disruption event with respect to the Index:

•      any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by any applicable governmental authority) that results in an illiquid market for currency transactions or that generally makes it impossible, illegal or impracticable for market participants, or hinders their abilities, (1) to convert from one foreign currency to another through customary commercial channels, (2) to effect currency transactions or (3) to obtain the currency exchange rate by reference to the applicable price source;

•      (1) the declaration of a banking moratorium or (2) the suspension of payments by banks, in either case (1) or (2), in the country of any currency used to determine the applicable currency exchange rate or (3) the declaration of capital and/or currency controls (including without limitation any restriction placed on assets in or transactions through any account through which a non-resident of the country of any currency used to determine the applicable currency exchange rate may hold assets or transfer monies outside the country of that currency, and any restriction on the transfer of funds, securities or other assets of market participants from within or outside of the country of any currency used to determine the applicable currency exchange rate), and, in any of these events, the calculation agent determines that the event was material.

“Scheduled trading day” means any day on which (1) the applicable currency exchange rate is reported on the relevant Bloomberg page, Reuters screen or other pricing source specified in this pricing supplement, and (2) trading is generally conducted in the interbank market, in each case as determined by the calculation agent in its sole discretion.

If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date, the valuation date will be the first following scheduled trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the valuation date be postponed by more than five scheduled trading days. If the calculation agent determines that a market disruption event occurs or is continuing on the fifth scheduled trading day, the calculation agent will make an estimate of the closing level for the Index that would have prevailed on that fifth scheduled trading day in the absence of the market disruption event.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon redemption, business days, trading days,  the index factor, the accumulation component, the default amount, the U.S. dollar / Japanese yen exchange rate on the inception date and on any valuation date, the JPY/USD exchange rate on the inception date and on any valuation date, the currency component, the deposit rate; the Mutan rate, the investor fee, the maturity date, redemption dates, the amount payable in respect of your Securities at maturity or upon redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of U.S. dollars or Japanese yen or instruments linked to the U.S. dollar, the Japanese yen or the U.S. dollar / Japanese yen exchange rate prior to or on the inception date. In addition, from time to time after we issue the Securities, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•                       acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the U.S. dollar or the Japanese yen or the U.S. dollar / Japanese yen exchange rate;

•                       acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to other similar exchange rates or currencies; or

•                       any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on the U.S. dollar or the Japanese yen or listed or over-the-counter options, futures, or other instruments linked to the U.S. dollar or the Japanese yen or the U.S. dollar / Japanese yen exchange rate, as well as other instruments designed to track the performance of the U.S. dollar / Japanese yen exchange rate or other currencies.

The hedging activity discussed above may have a positive effect on the JPY/USD exchange rate and, as a consequence, a negative effect on the market value of the Securities from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and is the opinion of Sullivan & Cromwell LLP, our counsel. Except for the discussion under the heading “Non-U.S. Holders” below, it applies to you only if you are a U.S. holder (as defined below) and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•     a dealer in securities or currencies;

•     a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•     a bank;

•     a life insurance company;

•     a tax-exempt organization;

•     a regulated investment company;

•     a partnership or other pass-through entity;

•     a person that owns a Security as a hedge or that is hedged against interest rate or currency risks;

•     a person that owns a Security as part of a straddle or conversion transaction for tax purposes; or

•     a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Except for the discussion under the heading “Non-U.S. Holders” below, this section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are for U.S. federal income tax purposes:

•     a citizen or resident of the United States;

•     a domestic corporation;

•     an estate whose income is subject to U.S. federal income tax regardless of its source; or

•     a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Pursuant to Revenue Ruling 2008-1, the Securities should be treated as debt instruments denominated in Japanese yen.  The tax treatment of your Securities may depend upon whether the Securities are properly treated as variable rate debt instruments, and this may depend upon whether or not it is reasonably expected that the average rate of return on the Securities during the first half of the Securities’ term will be significantly greater or less than the average rate of return on the Securities during the second half of the Securities’ term (“Front or Back-Loaded”).  The Issuer believes that the Securities should not be treated as Front or Back-Loaded and intends to report payments on the Securities in accordance with such position.  Unless otherwise stated, the discussion below assumes that the Securities will not be Front or Back-Loaded.

Based in part on the fact that the accumulation component compounds on the Securities at least annually, the Securities should be treated as variable rate debt instruments subject to the original issue discount rules applicable to foreign currency-denominated notes, notwithstanding the fact that you will not receive any payments on the Securities until early redemption or maturity.  Under those rules, you must include OID in your gross income for federal income tax purposes as it accrues (regardless of your method of accounting), even though you will not receive cash attributable to that income until the sale, early redemption or maturity of your Securities.  In general, the effect of these rules is that you should be required to accrue an amount of OID with respect to your Securities for each taxable year that is equal to the accumulation component for that year minus the investor fee that accrued in such year.

More specifically, the amount of OID that you must include in income is calculated using a constant-yield method, and generally you will be required to include increasingly greater amounts of OID in income over the term of the Securities.  You must determine OID for any accrual period in Japanese yen in the manner described below, and then translate the Japanese yen amount of OID into U.S. dollars.  While it is not entirely clear, the amount of OID that accrues on each Security should be determined by assuming that the Security bears interest at a fixed rate that is equal to the yield that was reasonably expected for the Security as of the issue date for the Security (the “assumed fixed rate”).

However, as discussed below, the amount of the assumed fixed rate will have no consequence as long as the last day of your taxable year is also the last day of an accrual period in respect of the Securities.  The annual amount of OID that you must include in income will equal the “daily portions” of the OID with respect to each Security for each day during the taxable year or portion of the taxable year that you hold the Security.  Generally, the daily portions of OID are determined by allocating to each day in an “accrual period” the ratable portion of the OID allocable to the accrual period.  The term accrual period means an interval of time with respect to which the accrual of OID is measured, and it may vary in length over the term of your Security.  However, no accrual period may be longer than one year.

For purposes of accruing OID, all accrued amounts will initially be calculated in Japanese yen.  The amount of OID allocable to an accrual period will be equal to the product of the “adjusted issue price” of the Security at the beginning of the accrual period and its “yield to maturity”.   The adjusted issue price of the Security at the beginning of the first accrual period is its issue price and, on any day thereafter, is the sum of the issue price and the amount of OID that previously accrued in respect of the Securities.  The issue price of each Security will be equal to the amount of Japanese yen that could have been purchased with $50 on the issue date.  The yield to maturity is computed on the basis of compounding at the end of each accrual period and on the assumption that the Security bears interest at the assumed fixed rate.  The amount of OID allocable to any accrual period must be increased (or decreased) if the OID that actually accrues during that accrual period (i.e., the accumulation component minus the investor fee for such period) exceeds (or is less than) the OID accrued on the basis of the assumed fixed rate.  Thus, if you have an accrual period that ends on the last day of the taxable year, the total amount of OID that you will include in a taxable year will be equal to the accumulation component minus the investor fee, irrespective of the assumed fixed rate.

If the OID that actually accrued during an accrual period is a negative amount (because the investor fee exceeds the accumulation component for such period), it is unclear whether and when you should be able to deduct such negative amounts or offset such negative amounts against prior or future OID accruals in respect of your Securities.  In such a case, you should consult your tax advisor on how to treat such amount.

You may determine the U.S. dollar amount of OID that you recognize in any accrual period by using one of two methods.  Under the default method, the U.S. dollar amount of accrued OID is determined based on the average JPY/USD exchange rate for the accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year).  If you elect (or have previously elected and such election is still in effect) the second method, you would determine the U.S. dollar amount of OID accrued on the basis of the JPY/USD spot rate on the last day of the accrual period (or, in the case of a partial accrual period, the JPY/USD spot rate on the last day of the taxable year) or, if the last day of an accrual period is within five business days of the receipt of payment in respect of such OID, the spot rate on the date of receipt.  If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire.  You may not revoke this election without the consent of the Internal Revenue Service.

Exchange gain or loss is determined when OID is considered paid (i.e., upon sale, early redemption or maturity of your Securities), to the extent that the exchange rate on the date of payment differs from the exchange rate at which the OID was accrued.  Any exchange gain or loss will generally be treated as U.S. source ordinary income or loss.  Exchange gain or loss will only be recognized to the extent of the total gain or loss you recognize with respect to your Securities.

You will generally recognize gain or loss upon the sale, early redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities.  In general, your tax basis in your Securities will be the U.S. dollar cost of your Securities, adjusted by adding any OID or market discount that you previously included in income with respect to your Securities and decreased by any amortizable bond premium applied to reduce interest on your Securities.  The gain or loss would be capital gain or loss, except to the extent that it is attributable to changes in the JPY/USD exchange rate over the term of your Securities.  Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year.

It is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon the early redemption or maturity of your Securities is determined, even though you will not receive any amounts from the Issuer in respect of your Securities prior to the early redemption or maturity of your Securities.  In such a case, you may be treated as having a holding period in respect of your Securities that is less than one year even if you receive cash upon the early redemption or maturity of your Securities at a time that is more than one year after the beginning of your holding period.

If you acquire your Securities in the secondary market, special rules applicable to market discount, amortizable bond premium and acquisition premium may apply to you.  For a further explanation of these rules, please see the discussion under the headings “Material U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes—Market Discount”, “Material U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes—Acquisition Premium and Amortizable Bond Premium” and “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes—Foreign Currency Notes” in the accompanying prospectus supplement.

If, contrary to the assumption above, the Securities are treated as Front or Back-Loaded, the Securities may be subject to the special contingent payment debt rules applicable to foreign-currency denominated debt instruments that provide for currency-based contingencies.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense.  Under this alternative treatment, such amounts which would generally be subject to the 2% floor on miscellaneous itemized deductions and would increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

In addition, it is possible that you could be required to recognize gain or loss at any time when the Index is modified, adjusted, discontinued or replaced with a successor index.

We urge you to consult your tax advisor in determining the tax consequences of an investment in your Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a U.S. holder that recognizes a loss with respect to the Securities that is attributable to changes in the spot exchange rate of a foreign currency will be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher.  You should consult your tax advisor regarding any tax filing and reporting obligations that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Securities.

“Specified Foreign Financial Asset” Reporting

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” may include any financial accounts maintained by foreign financial institutions, as well as any of the following but only if they are held for investment and not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  The Securities may be subject to these rules.  Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Securities.

Non-U.S. Holders

We currently do not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Securities.  However, if we determine that there is a material risk that we will be required to withhold on any such payments, we may withhold on any payments treated as interest at a 30% rate, unless you have provided to us an appropriate and valid Internal Revenue Service Form W-8.  In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Material U.S. Federal Income Tax Consequences— Information Reporting and Backup Withholding ” in the accompanying prospectus supplement.

Information Reporting and Backup Withholding

Please see the discussion under “Material U.S. Federal Income Tax Consequences–Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the Securities on the inception date at 100% of their stated principal amount.  The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent.  Sales of the Securities after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities.

In connection with this offering, we will sell the Securities to dealers as principal, and such dealers may then resell Securities to the public at varying prices that the dealers will determine at the time of resale.  In addition, such dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice.  This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions.  In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

ANNEX A

NOTICE OF REDEMPTION

To: [ipathredemptions@barclays.com]

Subject: iPath® Notice of Redemption, CUSIP No. 06739G851

[BODY OF EMAIL]

Name of holder: [ ]

Number of Securities to be redeemed: [ ]

Applicable Valuation Date: [ ], 20[ ]

Contact Name: [ ]

Telephone #: [ ]

Acknowledgement: I acknowledge that the Securities specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Securities are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:      212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $250,000,000 Global Medium-Term Notes, Series A, iPath® Exchange-Traded Notes due May 14, 2037 CUSIP No. 06739G851, redeemable for a cash amount based on the JPY/USD exchange rate (the “Securities”) hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of Securities specified below at a price per Security equal to the applicable daily redemption value, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):
Contact Name:
Telephone:

(You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.)

B-1

$250,000,000

BARCLAYS BANK PLC

iPath® JPY/USD Exchange Rate ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

July 18, 2016

(to Prospectus dated July 18, 2016 and
Prospectus Supplement dated July 18, 2016)

Patent Pending